Exhibit (h)

CALCULATION OF FILING FEE TABLES

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,962,740,893(1)	0.0000927	$181,946.09(2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,962,740,893
Total Fees Due for Filing			$181,946.09
Total Fees Previously Paid			$0
Total Fee Offsets			$181,946.09(3)
Net Fee Due			$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM14C	001-36710	August 17, 2022		$181,946.09
Fee Offset Sources	Shell Midstream Partners, L.P.	PREM14C	001-36710		August 17, 2022		$181,946.09(3)

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The transaction valuation (the “Transaction Valuation”) is calculated based on the product of 123,832,233 common units (“Common Units”) representing limited partner interests in Shell Midstream Partners, L.P. held by the public unitholders (calculated based on 393,289,537 total outstanding Common Units less 269,457,304 Common Units held by Shell USA, Inc. and its affiliates) multiplied by the per Common Unit merger consideration of $15.85.

(2)	The filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, is calculated by multiplying the Transaction Valuation by 0.0000927.

(3)	The Partnership previously paid $181,946.09 upon the filing of its Information Statement on Schedule 14C on August 17, 2022 in connection with the transaction reported hereby.